Exhibit 3.35

ARTICLES OF INCORPORATION

KNOW ALL MEN BY THESE PRESENTS: We, the undersigned incorporators:

Lowry McKee	4137-D So. Harvard, Tulsa, OK 74135

Robert W. Bowker	4137-D So. Harvard, Tulsa, OK 74135

Charles McKee	4137-D So. Harvard, Tulsa, OK 74135

being persons legally competent to enter into contracts, do hereby voluntarily associate ourselves together for the purpose of forming a corporation under “The Business Corporation Act” of the State of Oklahoma, and we do hereby adopt the following Articles of Incorporation:

ARTICLE ONE

The name of the corporation is:

UPCO, INC.

ARTICLE TWO

The address of its registered office in the State of Oklahoma is 4137-D South Harvard Avenue, Tulsa, Oklahoma 74135, and the name of its registered agent is Lowry McKee, and his address is 4137-D South Harvard Avenue, Tulsa, Oklahoma 74135.

ARTICLE THREE

The duration of this corporation is perpetual.

ARTICLE FOUR

The purposes for which this corporation is formed are:

(a) To manufacture, buy, sell and generally deal in oil field equipment.

(b) To do each and every thing necessary, suitable or convenient for the accomplishment of the purposes enumerated, and to have and enjoy each and every one of the general powers permitted to the corporation by the laws of the State of Oklahoma, and to perform any other act or thing under the laws of the State of Oklahoma pertaining to a private corporation and not inconsistent therewith.

ARTICLE FIVE

The amount of capital stock which the corporation shall have authority to allot is One Hundred Thousand Dollars ($100,000.00) divided into Ten Million (10,000,000) shares of common stock of One Cent (l¢) each.

ARTICLE SIX

The amount of stated capital with which the corporation will begin business is Five Thousand One Hundred Dollars ($5,100.00) which has been fully paid in.

ARTICLE SEVEN

The number of shares to be allotted by the corporation before it shall begin business is Five Hundred Ten Thousand (510,000), and the consideration to be received shall consist of Five Thousand One Hundred Dollars ($5,100.00) cash.

ARTICLE EIGHT

The number of directors to be elected at the first meeting of the shareholders is Three (3).

/s/ Lowry McKee
Lowry McKee

/s/ Robert W. Bowker
Robert W. Bowker

/s/ Charles McKee
Charles McKee

STATE OF OKLAHOMA    )

                                                )    ss.

COUNTY OF TULSA          )

BEFORE ME, a Notary Public in and for said County and State, on this 16th day of November, 1982, personally appeared LOWRY McKEE, ROBERT W. BOWKER and CHARLES McKEE, to me known to be the identical persons who executed the foregoing Articles of Incorporation, and acknowledged to me that they executed the same as their free and voluntary act and deed for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year above written.

/s/
Notary Public

My Commission expires:

AMENDED ARTICLES OF INCORPORATION

STATE OF OKLAHOMA    )

                                                )    ss.

COUNTY OF TULSA          )

TO THE SECRETARY OF STATE, STATE OF OKLAHOMA:

We, the undersigned, being persons legally competent to amend the Articles of Incorporation pursuant to the provisions of the Business Corporation Act of the State of Oklahoma, as amended, do hereby execute the following Amendment to the Articles of Incorporation, and do further affirm that the Amendment was adopted in the manner prescribed by law, by UPCO, INC., an Oklahoma corporation.

ARTICLE II

A.	As Filed:

The address of its registered office in the State of Oklahoma is: 4137 -D South Harvard Avenue, Tulsa, Oklahoma 74135, and the name of its registered agent is: Lowry McKee, and his address is 4137-D South Harvard Avenue, Tulsa, Oklahoma 74135.

B.	As Amended:

The address of its registered office in the State of Oklahoma is: 715 Atlas Life Building, Tulsa, Oklahoma 74103, and the name of its registered agent is: Donald B. Atkins, and his address is: 715 Atlas Life Building, Tulsa, Oklahoma 74103.

All other provisions of the Articles of Incorporation remain in full force and effect.

Said Amendment was proposed by resolution of the Board of Directors on October 11, 1984.

The Amendment was adopted by a vote of the Stockholders in accordance with the provisions of Title 18, Section 1.153 of the Business Corporation Act of the State of Oklahoma, at a meeting held on October 11, 1984. Personal notice was given to the Stockholders and the Stockholders were present at said meeting. The number of shares voted for such amendment was 600,000. The number of shares voted against the amendment was 0.

UPCO, INC.
By /s/ David M. Pearcy
President

ATTEST:

/s/ Betty L. Pearcy

Secretary

(SEAL)

STATE OF OKLAHOMA    )

                                                ) ss.

COUNTY OF TULSA          )

Before me, the undersigned, a Notary Public in and for said County and State, on this 3rd day of December, 1984, personally appeared David M. Pearcy, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its President, and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of such Corporation, for the uses and purposes therein set forth

Given under my hand and seal this day and year last above written.

/s/
Notary Public

My Commission Expires:

11-7-86